Exhibit 99.1

Cavico Corp. Receives NASDAQ Notice

HANOI, Vietnam, April 19, 2011 (GLOBE NEWSWIRE) -- Cavico Corp. (Nasdaq:CAVO - News) ("Cavico" or the "Company"), a major infrastructure civil engineering design and construction conglomerate based in Vietnam, today announced that it received a letter from The NASDAQ Stock Market stating that the Company is not in compliance with NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2010 (the "Form 10-K") with the Securities and Exchange Commission ("SEC"). The notification of noncompliance has no immediate effect on the listing or trading of the Company's common stock on the NASDAQ Capital Market.

As previously reported by the Company in its periodic reports filed with the SEC, the Company is remediating weaknesses in its internal controls over financial reporting. To correct material weaknesses, the Company directed its staff and auditors to conduct additional analytical review procedures, and established new guidelines to analyze the collectability of accounts receivable, retention receivables and advances, and future benefits of work-in-process. The Company also appointed Philip Bolles, a former director and member of the Company's audit committee as Chief Financial Officer. To further expedite and improve the consolidation and closing processes, the Company has implemented new accounting software. The Company's financial statements and Form 10-K filing has been delayed as a result of these changes.

As a result of the notice, and to maintain its NASDAQ listing, Cavico will submit a plan of compliance to the NADAQ by June 17, 2011, addressing any issues it believes would support its request for an extension of up to 180 calendar days from the due date of Form 10-K for the fiscal year 2010 to regain compliance. Following the submission, the NASDAQ Listing Qualifications Department will evaluate the Company's plan based on such factors as the likelihood that the Form 10-K, along with any subsequent periodic filing that will be due, can be made within the 180 day period, Cavico's past compliance history, the reasons for the late filing, other corporate events that may occur within NASDAQ review period, its overall financial condition and public disclosure.

The Company expects that the Form 10-K can be filed before May 15, 2011. The Company is not the subject of any regulatory or judicial investigations and there are no significant corporate events that have not been reported. The Company's financial status is unaffected by the delinquency, and the delinquency is not related to any change in the Company's financial status.

Chief Financial Officer, Philip Bolles described "efforts being made at this time will significantly improve the quality and timely filing of the Company's future quarterly and annual reports." He added he is "working in Vietnam directly with staff to implement recommendations to streamline the financial reporting process and assure that the reconciliation and conversion to GAAP provides results free from material misstatements."

About Cavico Corp.

Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants, mineral exploration and urban developments in Vietnam. The company employs more than 3,000 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia. The Company now has three subsidiaries, Cavico Mining (HSX:MCV), Cavico Industry & Mineral (HNX:CMI), and Cavico Construction Manpower & Services (HNX:CMS), which are listed in Vietnam on the Ho Chi Minh and Hanoi Stock Exchanges.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the Company's primary competitive advantages is its ability to nurture a project "from concept through completion" with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico's project partners include top multi-national corporations and government organizations. The Company employs more than 3,000 full-time, part-time, and seasonal workers. For more information, visit http://www.cavicocorp.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its construction services in new markets and to offer construction services at competitive pricing, the Company's ability to complete projects in the time frame specified; anticipated revenue from the projects to attract and retain management, and to integrate and maintain technical information and management information systems; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. These statements include, without limitation, statements regarding our ability to prepare the Company for growth; the Company's planned expansions, and predictions and guidance relating to the Company's future financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.